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                                                                   EXHIBIT 99.1

*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES NO DISTRIBUTION FOR APRIL 2006

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK, N.A. - TRUSTEE                   NEWS
______________________________________________________RELEASE_________________

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (March 24, 2006) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today there will be no Trust income distribution for the month of April 2006 for Unitholders of record on April 5, 2006. This release relates to production for the month of January 2006.

As more fully described in the Trust's periodic reports filed with the SEC, the Trust Agreement and the related Partnership Agreement provide that, under certain circumstances, the Trustee may establish cash contingency reserves for the payment of claims that are likely to be asserted against the Trust. With certain exceptions, any such reserves are required to be deposited in non-interest bearing accounts.

As more fully described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2005,, it appears highly likely that distributions to the Trust will be reduced significantly for a period of time as a result of the damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest. In light of this, the Trustee determined to reserve an additional $38,157, which would have otherwise been distributed to the unitholders on April 5, 2006, for the payment of the Trust's likely general and administrative expenses in the foreseeable future. As of March 24, 2006 the gross cumulative amount reserved is $1,198,457; net of Trust expense of $469,593, the reserve amount is $728,864. The Trustee intends to hold these funds for use in the payment of Trust expenses until it becomes reasonably clear that they are no longer necessary.

As more fully described in the Annual Report, the Working Interest Owner ("Owner"), under the terms of the Trust Conveyances, is permitted to escrow funds for estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). Based on preliminary cost estimates and the most recent reserve report, the Owner believes that the amounts currently held in escrow are significantly less than the anticipated future amounts attributable to the Trust's share of costs. Consequently, the Owner has informed the Trust that, beginning with the April 2006 monthly distribution, the Owner plans to escrow for the foreseeable future all proceeds that would otherwise be distributed from the South Pass 89 and Offshore Louisiana properties. As more fully described in the Trust's Annual Report, the actual amounts of certain of these costs, including those affecting East Cameron 195, which is included in the Offshore Louisiana properties, appear likely to be substantially increased over those previously estimated as a result of damage caused by the 2005 hurricanes. The Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors.

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The $469,593 that the Trustee is reserving for the month of January does not include any proceeds from the Jay Field or South Pass properties due to excess production costs. Excess production costs to be recouped from future proceeds at the Jay Field and South Pass properties totaled $1,720,976 and $35,765 respectively.

Gross Proceeds prior to deductions for Production Costs for the month of January 2006 by property are as follows: $2,022,556 for Jay Field property, $0 for South Pass 89 property, and $0 for Offshore Louisiana property.

Production Costs for the month of January 2006 by property are as follows:
$3,743,531 for Jay Field property, $35,765 for South Pass 89 property and ($24,288) for Offshore Louisiana property.

There was $303,986 deducted from the Special Cost Escrow in January 2006 from the Offshore Louisiana Property. Fee Lands Royalties for the month of January 2006 totaled $16,298. Trust related expenses for the month of January 2006 totaled $60,551.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2005, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

The Trust income distribution announcement for the month of May will be made on or about April 24, 2006.


CONTACT: LL&E ROYALTY TRUST
         JPMORGAN CHASE BANK, N.A., AS TRUSTEE
         MIKE ULRICH
         (800) 852-1422
         WWW.BUSINESSWIRE.COM/CNN/LRT.HTM